Exhibit 99.1

Contacts:

Investors:	Media:
Patrick E. Flanigan III	Brian P. Gill
Vice President	Vice President
Investor Relations	Corporate Communications
(908) 673-9969	(908) 673-9530

CELGENE REPORTS SECOND QUARTER 2015

OPERATING AND FINANCIAL RESULTS

–                 REVLIMID® Net Product Sales $1,444 Million; Increased 19% Y/Y

–                 POMALYST®/IMNOVID® Net Product Sales $235 Million; Increased 46% Y/Y

–                 ABRAXANE® Net Product Sales $244 Million; Increased 13% Y/Y

–                 OTEZLA® Net Product Sales $90 Million

SUMMIT, NJ — (July 23, 2015) — Celgene Corporation (NASDAQ: CELG) reported net product sales of $2,254 million for the second quarter of 2015, a 22 percent increase from the same period in 2014.  The negative net impact of currency on net product sales was 2 percent.  Second quarter total revenue increased 22 percent to $2,278 million compared to $1,873 million in the second quarter of 2014.  Adjusted net income for the second quarter of 2015 increased 36 percent to $1,019 million compared to $748 million in the second quarter of 2014.  Adjusted diluted earnings per share (EPS) in the second quarter of 2015 was $1.23 which includes a $0.06 gain related to the sale of an equity investment upon completion of their acquisition by another company.  For the same period in 2014, adjusted diluted EPS was $0.90.

Based on U.S. GAAP (Generally Accepted Accounting Principles), Celgene reported second quarter of 2015 net income of $356 million or $0.43 per diluted share.  For the second quarter of 2014, net income was $598 million or $0.72 per diluted share.

“The Celgene team delivered exceptional results across the portfolio in the second quarter,” said Bob Hugin, Chairman and Chief Executive Officer of Celgene Corporation.  “We continue to invest strategically in the long-term future of Celgene and expect our recently announced transactions with AstraZeneca, Juno and Receptos to accelerate our earnings growth beginning in 2019.”

Second Quarter 2015 Financial Highlights

Unless otherwise stated, all comparisons are for the second quarter of 2015 compared to the second quarter of 2014.  The adjusted operating expense categories presented below exclude share-based employee compensation expense and upfront collaboration payments.  Please see the attached Reconciliation of GAAP to Adjusted Net Income for further information.

Net Product Sales Performance

•                  REVLIMID® sales for the second quarter increased 19 percent to $1,444 million and were driven by volume in both the U.S. and International markets, increased duration of therapy and continued market share leadership in multiple myeloma.  U.S. sales of $873 million and International sales of $571 million increased 22 percent and 15 percent, respectively.

•                  ABRAXANE® sales for the second quarter were $244 million, a 13 percent increase.  U.S. sales of $170 million and International sales of $74 million increased 6 percent and 34 percent, respectively.  The increase in sales reflects volume growth in both the U.S. and Europe driven by increased use in pancreatic cancer.

•                  POMALYST®/IMNOVID® sales for the second quarter were $235 million, an increase of 46%.  U.S. sales were $144 million and International sales were $91 million, an increase of 38% and 60%, respectively.  POMALYST®/IMNOVID® sales were driven by volume increases globally, increasing duration of treatment and share gains, as well as geographic expansion, including the launch in Japan in June.

•                  VIDAZA® sales in the second quarter remained flat year-over-year at $152 million.  International sales were $146 million, an increase of 3 percent.

•                  OTEZLA® sales for the second quarter were $90 million, increasing 49 percent over the first quarter of 2015.  U.S. sales were $85 million and International sales were $5 million.  OTEZLA® uptake and market share gains have been strong in the U.S. since the initial approval in March 2014.  Early launch countries in Europe have begun contributing.  Prescription trends continue to increase.

•                  All other product sales, which include THALOMID®, ISTODAX® and an authorized generic of VIDAZA® drug product in the U.S., were $89 million in the second quarter of 2015 compared to $98 million for the second quarter of 2014.

Research and Development (R&D)

Adjusted R&D expenses were $477 million for the second quarter of 2015 compared to $397 million for the second quarter of 2014.  The increase was primarily due to an increase in clinical trial activity across the portfolio.  On a GAAP basis, R&D expenses were $1,110 million for the second quarter of 2015 and $457 million for the same period in 2014 primarily reflecting an increase in upfront collaboration expenses.

Selling, General, and Administrative (SG&A)

Adjusted SG&A expenses were $541 million for the second quarter of 2015 compared to $440 million for the second quarter of 2014.  The increase was primarily due to investments in support of the global launches of OTEZLA® in psoriasis and psoriatic arthritis and REVLIMID® in newly diagnosed multiple myeloma.  On a GAAP basis, SG&A expenses were $617 million for the second quarter of 2015 compared to $492 million for the same period in 2014.  The increase in GAAP SG&A expenses also included an increase in share-based compensation expense.

Cash, Cash Equivalents, and Marketable Securities

In the second quarter of 2015, Celgene purchased approximately 7.9 million of its shares at a total cost of approximately $902 million.  In June, the share repurchase authorization was increased by an additional $4.0 billion.  As of June 30, 2015, the Company had approximately $5.1 billion remaining authorization under the stock repurchase program, including the additional $4.0 billion.

Operating cash flow was $284 million in the second quarter of 2015 which included $570 million of upfront payments relating to research and development collaborations.  Celgene ended the quarter with approximately $7.5 billion in cash, cash equivalents and marketable securities.

2015 Adjusted EPS Guidance Raised

•                  Total net product sales are expected to be in the range of $9.0 billion to $9.5 billion

•                  REVLIMID® net sales are expected to be in the range of $5.6 billion to $5.7 billion

•                  ABRAXANE® net sales are expected to be in the range of $1.0 billion to $1.25 billion

•                  Adjusted diluted EPS is expected to be in the range of $4.75 to $4.85, up from the original range of $4.60 to $4.75, an increase of approximately 29% over 2014 adjusted diluted EPS

•                  GAAP diluted EPS is expected to be in the range of $2.17 to $2.46, lowered from the original range of $2.97 to $3.19

Key Accomplishments in First Half of 2015

Hematology

•                  Received approval for REVLIMID® for the expanded use in patients newly diagnosed with multiple myeloma in the U.S. and Europe

•                  Presented results from the Follicular Lymphoma Analysis of Surrogacy Hypothesis (FLASH) trial, co-sponsored by Celgene and Roche, at the American Society of Clinical Oncology (ASCO) Annual Meeting

•                  Presented updated overall survival results from the MM-020/IFM 07-01 FIRST® trial of REVLIMID® in newly diagnosed multiple myeloma (NDMM) at ASCO and the European Hematology Association annual congress

•                  Initiated enrollment in the phase III ROBUSTTM trial with REVLIMID® in diffuse large B-cell lymphoma (DLBCL)

•                  Received approval for POMALYST® in Japan for the treatment of relapsed and refractory multiple myeloma (RRMM)

•                  Announced that accelerated approval requirements for POMALYST® in the U.S. have been fulfilled and the U.S. label has been updated with overall survival results from MM-003

•                  Announced, in collaboration with partner Acceleron Pharma, plans to initiate a phase III program with luspatercept in beta-thalassemia and myelodysplastic syndromes (MDS) by year-end 2015

•                  Entered into a strategic collaboration with AstraZeneca/MedImmune to develop and commercialize durvalumab for hematologic malignancies and generated a clinical development plan covering multiple indications with trials to initiate by year-end

Oncology

•                  Received approval for ABRAXANE® in combination with carboplatin in Europe for first-line non-small cell lung cancer (NSCLC) in adult patients who are not candidates for potentially curative surgery and/or radiation

•                  Collaboration partner OncoMed began enrollment in phase II trials with demcizumab in first-line advanced-stage NSCLC and pancreatic cancer

•                  OncoMed presented data from a phase Ib trial of demcizumab in NSCLC at the European Lung Cancer conference and presented data from a phase I trial with demcizumab in pancreatic cancer and NSCLC at ASCO

•                  Multiple trials with ABRAXANE® in immune-oncology combinations initiated

•                  Achieved reimbursement for ABRAXANE® for pancreatic cancer and NSCLC in key European markets

Inflammation & Immunology

•                  Received approval in Europe for OTEZLA® for use in adult patients with moderate-to-severe chronic plaque psoriasis who failed to respond to or who have a contraindication to, or are intolerant to other systemic therapy including cyclosporine, methotrexate or psoralen and ultraviolet-A light and active psoriatic arthritis who have had an inadequate response or who have been intolerant to disease modifying antirheumatic drugs

•                  Presented data from the phase III LIBERATETM (PSOR-010) trial with OTEZLA® at the American Academy of Dermatology

•                  Published data from the phase II (BCT-001) trial of OTEZLA® in Behçet’s disease in The New England Journal of Medicine

•                  Achieved the primary endpoint for PSOR-011, a trial to support registration for OTEZLA® in Japan

•                  Submitted OTEZLA® for approval in Turkey for Behçet’s disease

•                  Achieved primary endpoint in the phase III trial PSA-006 evaluating OTEZLA® in TNF-alpha naïve patients

•                  Completed enrollment in AD-001, a phase II trial of OTEZLA® in atopic dermatitis

•                  Initiated the registration-enabling endoscopy trial with GED-0301 in Crohn’s disease

•                  Published data from a phase II trial of GED-0301 in Crohn’s disease in The New England Journal of Medicine

•                  Presented post-hoc subgroup analysis from the phase II trial of GED-0301 in active Crohn’s disease at the Digestive Disease Week annual meeting

•                  Received Orphan Drug Designation from the U.S. Food and Drug Administration for GED-0301 for the treatment of pediatric Crohn’s disease

•                  Announced the signing of an agreement to acquire Receptos, Inc. for $232.00 per share, or a total of approximately $7.2 billion, net of cash acquired

Research and Early Development

•                  Filed four Investigational New Drug (IND) applications

•                  Initiated phase I trials with CC-90002 (anti-CD47 antibody) in multiple myeloma and solid tumors

•                  Initiated CC-486 in phase II trials for metastatic breast cancer and nasopharyngeal cancer and a phase I trial for DLBCL

•                  Initiated phase I trial with CC-90003 (selective ERK inhibitor) in relapsed and refractory solid tumors

•                  Initiated phase I trial with CC-90005 (selective PKC theta inhibitor) in healthy volunteers and patients with moderate-to-severe plaque psoriasis

•                  Exercised option to obtain an exclusive license outside the U.S. for Agios’ AG-120

•                  Entered into a joint worldwide development and profit share agreement for Agios’ AG-881 and initiated phase I trial with AG-881 in IDH-1 and/or IDH-2 mutated hematologic malignancies and solid tumors

•                  Announced agreement to acquire privately-held biotechnology company Quanticel Pharmaceuticals Inc.

•                  Announced global collaboration with Lycera that includes an exclusive option to license the company’s portfolio of ex vivo

•                  Entered into a strategic collaboration with Juno Therapeutics to develop and commercialize novel immunotherapies for the treatment of cancer and autoimmune diseases

Key Milestones Expected During the Second Half of 2015

Hematology & Oncology

•                  Regulatory decision on REVLIMID® for NDMM in Japan

•                  Submission of REVLIMID® for non-del5q MDS in the U.S. and Japan

•                  Complete enrollment in the phase III CONTINUUM® trial with REVLIMID® for chronic lymphocytic leukemia

•                  Regulatory decision in Europe on REVLIMID® for relapsed and refractory mantle cell lymphoma

•                  Opinion from the EU Committee for Medicinal Products for Human Use on VIDAZA® for elderly acute myeloid leukemia (AML)

•                  Initiate CC-122 in phase I/II trials in DLBCL

•                  Initiate pivotal program for luspatercept in beta-thalassemia and MDS

•                  Initiate pivotal program for AG-221 in AML with IDH-2 mutation

Inflammation & Immunology

•                  Complete enrollment in registration-enabling endoscopy trial with GED-0301 in Crohn’s disease

•                  Initiate enrollment in the phase III trials of GED-0301 in Crohn’s disease

•                  Initiate enrollment in a phase II trial of GED-0301 in ulcerative colitis

•                  Complete enrollment in a phase II trial with CC-220 in systemic lupus erythematosus

•                  Close acquisition of Receptos

Second Quarter 2015 Conference Call and Webcast Information

Celgene will host a conference call to discuss the second quarter of 2015 operational and financial performance on Thursday, July 23, 2015, at 9 a.m. ET.  The conference call will be available by webcast at www.celgene.com.  An audio replay of the call will be available from noon July 23, 2015, until midnight ET July 30, 2015.  To access the replay in the U.S., dial (855) 859-2056; outside the U.S. dial (404) 537-3406.  The participant passcode is 82289992.

About Celgene

Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of innovative therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. For more information, please visit www.celgene.com. Follow Celgene on Social Media: @Celgene, Pinterest, LinkedIn and YouTube.

About REVLIMID®

In the U.S., REVLIMID® (lenalidomide) in combination with dexamethasone is indicated for the treatment of patients with multiple myeloma.  REVLIMID® is indicated for patients with transfusion-dependent anemia due to Low- or Intermediate-1-risk myelodysplastic syndromes (MDS) associated with a deletion 5q cytogenetic abnormality with or without additional cytogenetic abnormalities.  REVLIMID® is approved in the U.S. for the treatment of patients with mantle cell lymphoma (MCL) whose disease has relapsed or progressed after two prior therapies, one of which included bortezomib.  Limitations of Use: REVLIMID® is not indicated and is not recommended for the treatment of chronic lymphocytic leukemia (CLL) outside of controlled clinical trials.

About ABRAXANE®

In the U.S., ABRAXANE® for Injectable Suspension (paclitaxel protein-bound particles for injectable suspension) (albumin-bound) is indicated for the treatment of breast cancer after failure of combination chemotherapy for metastatic disease or relapse within six months of adjuvant chemotherapy.  Prior therapy should have included an anthracycline unless clinically contraindicated.  ABRAXANE® is indicated for the first-line treatment of locally advanced or metastatic non-small cell lung cancer, in combination with carboplatin, in patients who are not candidates for curative surgery or radiation therapy.  ABRAXANE® is also indicated for the first-line treatment of metastatic adenocarcinoma of the pancreas in combination with gemcitabine.

About POMALYST®

In the U.S., POMALYST® (pomalidomide) is indicated for patients with multiple myeloma who have received at least two prior therapies including lenalidomide and a proteasome inhibitor and have demonstrated disease progression on or within 60 days of completion of the last therapy.

About VIDAZA®

In the U.S., VIDAZA® (azacitidine for injection) is indicated for treatment of patients with the following French-American-British (FAB) myelodysplastic syndrome subtypes: refractory anemia (RA) or refractory anemia with ringed sideroblasts (RARS) (if accompanied by neutropenia or thrombocytopenia or requiring transfusions), refractory anemia with excess blasts (RAEB), refractory anemia with excess blasts in transformation (RAEB-T), and chronic myelomonocytic leukemia (CMMoL).

About OTEZLA®

In the U.S., OTEZLA® (apremilast) is indicated for the treatment of adult patients with active psoriatic arthritis.  OTEZLA® is indicated in the U.S. for the treatment of patients with moderate to severe plaque psoriasis who are candidates for phototherapy or systemic therapy.

Forward-Looking Statements

This press release contains forward-looking statements, which are generally statements that are not historical facts.  Forward-looking statements can be identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plans,” “will,” “outlook” and similar expressions.  Forward-looking statements are based on management’s current plans, estimates, assumptions and projections, and speak only as of the date they are made.  We undertake no obligation to update any forward-looking statement in light of new information or future events, except as otherwise required by law.  Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond our control.  Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors, many of which are discussed in more detail in our Annual Report on Form 10-K and our other reports filed with the Securities and Exchange Commission.

In addition to financial information prepared in accordance with U.S. GAAP, this press release also contains adjusted financial measures that we believe provide investors and management with supplemental information relating to operating performance and trends that facilitate comparisons between periods and with respect to projected information.  These adjusted financial measures are non-GAAP and should be considered in addition to, but not as a substitute for, the information prepared in accordance with U.S. GAAP.  We typically exclude certain GAAP items that management does not believe affect our basic operations and that do not meet the GAAP definition of unusual or non-recurring items.  Other companies may define these measures in different ways.  See the attached Reconciliations of GAAP to Adjusted Net Income for explanations of the amounts excluded and included to arrive at the adjusted measures for the three-and six-month periods ended June 30, 2015 and 2014, and for the projected amounts for the year ending December 31, 2015.

#  #  #

Celgene Corporation and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

(In millions, except per share data)

	Three-Month Periods Ended		Six-Month Periods Ended
	June 30,		June 30,
	2015	2014	2015	2014

Net product sales	$2,254.1	$1,844.6	$4,309.3	$3,552.1
Other revenue	23.7	28.1	49.3	50.6
Total revenue	2,277.8	1,872.7	4,358.6	3,602.7

Cost of goods sold (excluding amortization of acquired intangible assets)	100.8	98.9	204.8	185.0
Research and development	1,110.0	456.9	1,616.0	1,170.6
Selling, general and administrative	616.8	491.8	1,146.0	985.9
Amortization of acquired intangible assets	63.7	65.3	127.3	131.0
Acquisition related (gains) charges, net	(29.3)	0.9	(10.3)	9.5
Total costs and expenses	1,862.0	1,113.8	3,083.8	2,482.0

Operating income	415.8	758.9	1,274.8	1,120.7

Interest and investment income, net	8.8	7.3	17.8	13.7
Interest (expense)	(48.3)	(41.6)	(97.5)	(70.9)
Other income (expense), net	94.5	(17.8)	102.8	(24.4)

Income before income taxes	470.8	706.8	1,297.9	1,039.1

Income tax provision	114.6	109.0	222.8	161.6

Net income	$356.2	$597.8	$1,075.1	$877.5

Net income per common share:
Basic	$0.45	$0.75	$1.35	$1.09
Diluted	$0.43	$0.72	$1.30	$1.05

Weighted average shares:
Basic	793.0	799.6	796.0	805.5
Diluted	825.3	831.0	829.7	838.0

	June 30,	December 31,
	2015	2014
Balance sheet items:
Cash, cash equivalents & marketable securities	$7,492.2	$7,546.7
Total assets	17,745.7	17,340.1
Short-term borrowings and current portion of long-term debt	1,362.9	605.9
Long-term debt	6,256.1	6,265.7
Total stockholders’ equity	6,321.9	6,524.8

Celgene Corporation and Subsidiaries

Reconciliation of GAAP to Adjusted Net Income

(In millions, except per share data)

		Three-Month Periods Ended		Six-Month Periods Ended
		June 30,		June 30,
		2015	2014	2015	2014

Net income - GAAP		$356.2	$597.8	$1,075.1	$877.5

Before tax adjustments:
Cost of goods sold (excluding amortization of acquired intangible assets):
Share-based compensation expense	(1)	8.1	5.9	14.8	12.0

Research and development:
Share-based compensation expense	(1)	63.6	45.8	119.8	92.8
Upfront collaboration expense	(2)	569.5	14.0	588.5	323.0

Selling, general and administrative:
Share-based compensation expense	(1)	76.0	51.7	141.9	103.0
Settlement of contingent obligation	(3)	—	—	—	25.0

Amortization of acquired intangible assets	(4)	63.7	65.3	127.3	131.0

Acquisition related (gains) charges, net:
Change in fair value of contingent consideration	(5)	(29.3)	0.9	(10.3)	9.5

Net income tax adjustments	(6)	(89.0)	(33.5)	(147.3)	(121.0)
Net income — Adjusted		$1,018.8	$747.9	$1,909.8	$1,452.8

Net income per common share — Adjusted
Basic		$1.28	$0.94	$2.40	$1.80
Diluted		$1.23	$0.90	$2.30	$1.73

In addition to financial information prepared in accordance with U.S. GAAP, this press release also contains adjusted financial measures that we believe provide investors and management with supplemental information relating to operating performance and trends that facilitate comparisons between periods and with respect to projected information. These adjusted financial measures are non-GAAP and should be considered in addition to, but not as a substitute for, the information prepared in accordance with U.S. GAAP. We typically exclude certain GAAP items that management does not believe affect our basic operations and that do not meet the GAAP definition of unusual or non-recurring items. Other companies may define these measures in different ways.

Explanation of adjustments:

(1)                 Exclude share-based compensation expense totaling $147.7 for the three-month period ended June 30, 2015 and $103.4 for the three-month period ended June 30, 2014.  Exclude share-based compensation expense totaling $276.5 for the six-month period ended June 30, 2015 and $207.8 for the six-month period ended June 30, 2014.

(2)                 Exclude upfront payment expense for research and development collaboration arrangements.

(3)                 Exclude settlement of a contingent obligation to make matching contributions to a non-profit organization.

(4)                 Exclude amortization of intangible assets acquired in the acquisitions of Pharmion Corp., Gloucester Pharmaceuticals, Inc. (Gloucester), Abraxis BioScience Inc. (Abraxis) and Celgene Avilomics Research, Inc. (Avila).

(5)                 Exclude changes in the fair value of contingent consideration related to the acquisitions of Gloucester, Abraxis, Avila and Nogra Pharma Limited.

(6)                 Net income tax adjustments reflect the estimated tax effect of the above adjustments and the impact of certain other non-operating tax adjustments, including the effects of acquisition related matters, adjustments to the amount of unrecognized tax benefits, adjustments related to the gain on the sale of an equity investment and nonrecurring items connected with the launch of new products.

Celgene Corporation and Subsidiaries

Reconciliation of Full-Year 2015 Projected GAAP to Adjusted Net Income

(In millions, except per share data)

		Range
		Low	High

Projected net income - GAAP	(1)	$1,798.9	$2,042.5

Before tax adjustments:
Cost of goods sold (excluding amortization of acquired intangible assets):
Share-based compensation expense		30.9	29.7

Research and development:
Share-based compensation expense		257.7	247.5
Upfront collaboration expense		1,158.8	1,067.5

Selling, general and administrative:
Share-based compensation expense		302.0	290.2

Amortization of acquired intangible assets		254.6	254.6

Acquisition related (gains) charges, net:
Change in fair value of contingent consideration		62.6	51.2
Acquisition related charges		336.3	304.3

Net income tax adjustments		(259.3)	(262.0)

Projected net income - Adjusted		$3,942.5	$4,025.5

Projected net income per diluted common share - GAAP		$2.17	$2.46

Projected net income per diluted common share - Adjusted		$4.75	$4.85

Projected weighted average diluted shares		830.0	830.0

(1)         Our projected 2015 earnings do not include the effect of any business combinations, collaboration agreements, asset acquisitions, intangible asset impairments, or changes in the fair value of our CVRs issued as part of the acquisition of Abraxis that may occur or be announced after the date of this press release.

Celgene Corporation and Subsidiaries

Net Product Sales

(In millions)

	Three-Month Periods
	Ended June 30,		% Change
	2015	2014	Reported	Operational(1)	Currency(2)

REVLIMID®
U.S.	$872.6	$716.2	21.8%	21.8%	0.0%
International	571.4	497.5	14.9%	20.5%	(5.6)%
Worldwide	1,444.0	1,213.7	19.0%	21.3%	(2.3)%

ABRAXANE®
U.S.	169.8	159.9	6.2%	6.2%	0.0%
International	74.4	55.4	34.3%	34.2%	0.1%
Worldwide	244.2	215.3	13.4%	13.4%	0.0%

POMALYST®/IMNOVID®
U.S.	143.6	104.2	37.8%	37.8%	0.0%
International	90.9	56.7	60.3%	60.5%	(0.2)%
Worldwide	234.5	160.9	45.7%	45.8%	(0.1)%

VIDAZA®
U.S.	5.6	9.7	(42.3)%	(42.3)%	0.0%
International	146.5	142.3	3.0%	8.2%	(5.2)%
Worldwide	152.1	152.0	0.1%	4.9%	(4.8)%

azacitidine for injection
U.S.	22.3	24.4	-8.6%	-8.6%	0.0%
International	—	—	N/A	N/A	N/A
Worldwide	22.3	24.4	-8.6%	-8.6%	0.0%

OTEZLA®(3)
U.S.	84.7	4.6	N/A	N/A	N/A
International	5.0	—	N/A	N/A	N/A
Worldwide	89.7	4.6	N/A	N/A	N/A

THALOMID®
U.S.	33.8	36.5	(7.4)%	(7.4)%	0.0%
International	14.1	17.8	(20.8)%	(12.4)%	(8.4)%
Worldwide	47.9	54.3	(11.8)%	(9.1)%	(2.7)%

ISTODAX®
U.S.	17.0	16.3	4.3%	4.3%	0.0%
International	0.9	0.8	12.5%	12.0%	0.5%
Worldwide	17.9	17.1	4.7%	4.7%	0.0%

All Other
U.S.	0.9	1.4	N/A	N/A	N/A
International	0.6	0.9	N/A	N/A	N/A
Worldwide	1.5	2.3	N/A	N/A	N/A

Total Net Product Sales
U.S.	1,350.3	1,073.2	25.8%	25.8%	0.0%
International	903.8	771.4	17.2%	21.9%	(4.7)%
Worldwide	$2,254.1	$1,844.6	22.2%	24.2%	(2.0)%

(1)	- Operational includes impact from both volume and price
(2)	- Currency includes the impact from both foreign exchange rates and hedging activities
(3)

- OTEZLA® was approved in the U.S. for Psoriatic Arthritis in March 2014 and approved in the U.S. for Psoriasis in September 2014. OTEZLA® was approved for Psoriatic Arthritis and Plaque Psoriasis in the EU in January 2015.

Celgene Corporation and Subsidiaries

Net Product Sales

(In millions)

	Six-Month Periods
	Ended June 30,		% Change
	2015	2014	Reported	Operational(1)	Currency(2)

REVLIMID®
U.S.	$1,683.4	$1,358.0	24.0%	24.0%	0.0%
International	1,103.5	999.5	10.4%	15.4%	(5.0)%
Worldwide	2,786.9	2,357.5	18.2%	20.3%	(2.1)%

ABRAXANE®
U.S.	328.9	301.4	9.1%	9.1%	0.0%
International	138.7	98.7	40.5%	39.7%	0.8%
Worldwide	467.6	400.1	16.9%	16.7%	0.2%

POMALYST®/IMNOVID®
U.S.	272.0	192.9	41.0%	41.0%	0.0%
International	161.0	103.6	55.4%	54.3%	1.1%
Worldwide	433.0	296.5	46.0%	45.6%	0.4%

VIDAZA®
U.S.	11.5	24.3	(52.7)%	(52.7)%	0.0%
International	284.2	276.1	2.9%	7.6%	(4.7)%
Worldwide	295.7	300.4	(1.6)%	2.7%	(4.3)%

azacitidine for injection
U.S.	42.9	42.8	0.2%	0.2%	0.0%
International	—	—	N/A	N/A	N/A
Worldwide	42.9	42.8	0.2%	0.2%	0.0%

OTEZLA®(3)
U.S.	144.1	4.6	N/A	N/A	N/A
International	5.9	—	N/A	N/A	N/A
Worldwide	150.0	4.6	N/A	N/A	N/A

THALOMID®
U.S.	66.2	76.5	(13.5)%	(13.5)%	0.0%
International	28.6	35.8	(20.1)%	(12.6)%	(7.5)%
Worldwide	94.8	112.3	(15.6)%	(13.2)%	(2.4)%

ISTODAX®
U.S.	32.2	31.2	3.2%	3.2%	0.0%
International	2.2	2.0	10.0%	13.0%	(3.0)%
Worldwide	34.4	33.2	3.6%	3.8%	(0.2)%

All Other
U.S.	2.7	3.2	N/A	N/A	N/A
International	1.3	1.5	N/A	N/A	N/A
Worldwide	4.0	4.7	N/A	N/A	N/A

Total Net Product Sales
U.S.	2,583.9	2,034.9	27.0%	27.0%	0.0%
International	1,725.4	1,517.2	13.7%	17.8%	(4.1)%
Worldwide	$4,309.3	$3,552.1	21.3%	23.1%	(1.8)%

(1)	- Operational includes impact from both volume and price
(2)	- Currency includes the impact from both foreign exchange rates and hedging activities
(3)

- OTEZLA® was approved in the U.S. for Psoriatic Arthritis in March 2014 and approved in the U.S. for Psoriasis in September 2014. OTEZLA® was approved for Psoriatic Arthritis and Plaque Psoriasis in the EU in January 2015.